Exhibit 99.1

Transocean Inc. Post Office Box 2765 Houston TX 77252 2765

Analyst Contact:	Gregory S. Panagos
713 232 7551

Media Contact:	Guy A. Cantwell	News Release
	713 232 7647	FOR RELEASE: December 6, 2007

TRANSOCEAN ANNOUNCES PRICING

OF CONVERTIBLE SENIOR NOTES OFFERING

HOUSTON—Transocean Inc. (NYSE:RIG) today announced that it priced a public offering of $2 billion of 1.625% Series A Convertible Senior Notes due 2037, $2 billion of 1.50% Series B Convertible Senior Notes due 2037 and $2 billion of 1.50% Series C Convertible Senior Notes due 2037 (together, the “Convertible Notes”). Transocean has granted an option to the underwriters to purchase up to an additional $200 million of each of the Series A, Series B and Series C Convertible Notes. The Convertible Notes offering is expected to result in net proceeds to Transocean of $5.94 billion. The offering is expected to close on December 11, 2007, subject to the satisfaction of closing conditions.

The Convertible Notes will be convertible in certain circumstances into cash and a number of Transocean ordinary shares determined as described in the prospectus supplement related to the offering. The initial conversion rate of the Convertible Notes is 5.9310, equivalent to a conversion price per ordinary share of approximately $168.61. The conversion price represents a conversion premium of approximately 32.5% to the closing price of Transocean ordinary shares on the New York Stock Exchange on December 5, 2007, of $127.25. In addition, if certain fundamental changes occur on or before December 20, 2010, with respect to Series A Convertible Notes, December 20, 2011, with respect to Series B Convertible Notes or December 20, 2012, with respect to Series C Convertible Notes, Transocean will in some cases increase the conversion rate for a holder electing to convert notes in connection with such fundamental change.

Upon conversion, Transocean is obligated to settle the Convertible Notes by delivering cash up to the aggregate principal amount of the Convertible Notes to be converted and ordinary shares in respect of the remainder, if any, of Transocean’s conversion obligation in excess of the aggregate principal amount of the Convertible Notes being converted.

Goldman, Sachs & Co. and Lehman Brothers Inc. are joint bookrunning managers for the Convertible Notes offering, Citi is a joint bookrunning manager for the offering of Series A and C Convertible Notes and Credit Suisse is a joint bookrunning manager for the offering of Series B Convertible Notes.

Transocean will have the right to redeem the Convertible Notes for cash on or after December 20, 2010, in the case of the Series A Convertible Notes, December 20, 2011, in the case of the Series B Convertible Notes, and December 20, 2012, in the case of the Series C Convertible Notes, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, up to, but excluding, the redemption date. A holder of the Series A Convertible Notes and the Series B Convertible Notes will have the right to require Transocean to repurchase their notes on December 15, 2010 and December 15, 2011, respectively. In addition, holders of each series of Convertible Notes will have the right to require Transocean to repurchase their notes on December 14, 2012, December 15, 2017, December 15, 2022, December 15, 2027 and December 15, 2032 or upon a fundamental change, in each case at a repurchase price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, up to, but excluding, the repurchase date.

Transocean intends to use the $5.94 billion of net proceeds from its proposed Convertible Notes offering (or up to $6.53 billion if the underwriters exercise their option to purchase additional Convertible Notes in full), together with $2.47 billion of net proceeds from the proposed Senior Notes offering and $1.5 billion of borrowings under its $1.5 billion 364-day revolving credit facility, to repay a portion of the outstanding borrowings under Transocean’s $15.0 billion bridge loan facility that were incurred to fund cash payments to shareholders in connection with Transocean’s recently completed reclassification of its ordinary shares and merger with GlobalSantaFe Corporation.

The notes will be issued under a shelf registration statement filed by Transocean with the Securities and Exchange Commission on December 3, 2007, which became automatically effective.

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities will be made only by means of a prospectus and related prospectus supplement. When available, copies of the prospectus and related prospectus supplement in respect of any of these securities may be obtained from Goldman, Sachs & Co., Attn: Prospectus Dept., 85 Broad St., New York, New York 10004, via fax at (212) 902-9316 or e-mail at prospectus-ny@ny.email.gs.com and Lehman Brothers Inc., c/o Broadridge Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, fax (631) 254-7140 or by e-mail at qiana.smith@broadridge.com.

About Transocean

Transocean Inc. is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 140 mobile offshore drilling units plus eight High-Specification units under construction, the company’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company owns or operates a contract drilling fleet of 39 High-Specification Floaters, 29 Other Floaters, 68 Jackups and four other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $40 billion, Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol “RIG.”

Forward-Looking Statements

Statements included in this news release regarding borrowings under the company’s 364-day revolving credit facility and the timing, amounts, use of proceeds and other aspects of the proposed offerings, are forward-looking statements that involve certain assumptions. These statements involve risks and uncertainties including, but not limited to, market conditions, closing conditions, Transocean’s results of operations and other factors detailed in Transocean’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Transocean disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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